                                                                     Exhibit 2.1

                           ASSET PURCHASE AGREEMENT


     THIS ASSET PURCHASE AGREEMENT (this "Agreement"), made and entered into this 11th day of November, 1999, by and between Partec Ltd., an Israeli company ("Seller"), and B.R.T Biopharmaceuticals, Ltd., an Israeli company ("Buyer");

                                  WITNESSETH:

WHEREAS, Seller is a biopharmaceutical company engaged in the development of products and technologies for the biopharmaceutical market.

WHEREAS, Seller desires to sell to Buyer, and Buyer desires to buy from Seller, certain assets of Seller (the "Assets"), and Seller desires to transfer, and Buyer is willing to assume, certain liabilities of Seller (the "Liabilities"), all upon the terms and conditions and subject to the limited exceptions set forth herein;

WHEREAS, Seller expects to terminate its employment or engagement of certain of its employees and consultants involved with the Projects, and Buyer desires to hire or retain certain of such employees or consultants, all upon the terms and conditions set forth herein;

WHEREAS, Buyer is a wholly owned subsidiary of LRK Biopharmaceuticals, Inc. ("LRK") to which Seller intends to sell certain other assets and transfer and assign certain other liabilities and agreements to which Seller is a party, all upon the terms and conditions set forth in a separate agreement between Seller and LRK; and

WHEREAS, in furtherance of the parties' mutual desire for specificity with respect to the assets and liabilities to be transferred by Seller to Buyer pursuant to this Agreement, the parties desire to provide for the scheduling and, where appropriate, segregation of such assets and liabilities on a date certain to occur prior to Closing (as hereinafter defined) (the "Determination Date");

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants, and agreements of the parties hereinafter set forth, the parties hereto, intending to be legally bound, do hereby agree as follows:


                                   Section 1

                          PURCHASE AND SALE OF ASSETS

     1.1 Purchase and Sale of Assets. Upon the terms and subject to the condition of this Agreement, Buyer agrees to purchase, accept, and acquire from Seller, and Seller agrees to sell, transfer, assign, convey, and deliver to Buyer, at the Closing, all right, title, and interest of Seller in and to all of the rights and assets, real, personal, and mixed, tangible or intangible, in the Assets or otherwise relating primarily to the. Assets, as owned or held by Seller, subject to such express exclusion. Without in any way limiting the generality of the foregoing, the Assets shall include all right and interest owned or held by Seller in the following:

          a. Fixed Assets. All those physical items owned by Seller as of the Determination Date, as indicated in Schedule 1.1.a.

          b. Contracts. All of Seller's rights under those contracts, agreements, licenses, commitments, arrangements, permissions and all other legally binding arrangements, whether oral or written (the "Contracts") listed in Schedule 1.1.b.

          c. Business Records. All business and marketing records, including accounting and operating records, asset ledgers, inventory records, budgets, personnel records, payroll records, customer lists, employment and consulting agreements, supplier lists, files, correspondence and mailing lists, promotional materials and brochures, and other business records used or developed in connection with the Assets (the "Business Records").

          d. Accounts Receivable. All accounts receivable, including all license fees and maintenance fees and charges owing or to become owing to Seller under any of the Contracts, in each case relating to or arising from the Assets (the "Accounts Receivable"). As of the Determination Date, the Accounts Receivable consist of the items listed in Schedule 1.1.e.

          e. Insurance Policies. All insurance and reinsurance, surety, bonding, or indemnity policies, binders, or contracts, and the benefits of any prior insurance coverage to the extent still available, as established or obtained with respect to the Seller's business (the "Insurance Policies"). As of the Determination Date, the Insurance Policies consist of the items listed in
Schedule 1.1.f.

          f. Claims. All claims Seller may have against any person relating to or arising from the Assets or the Projects, including rights to recoveries for damages or defective goods, to refunds, and insurance claims ("Claims").

     1.2 Intent of the Parties. Although the Schedules to this Agreement are intended to be complete, to the extent any rights or assets of Seller primarily relate to the Projects or are otherwise necessary for the ownership and use of the Assets and the conduct of the Projects, but are not properly itemized or do not appear on the applicable Schedules where required, then, unless this Agreement expressly excludes such rights or assets or otherwise provides directly for Buyer to provide for or obtain such rights or assets in a different way, the general language of Section 1.1 shall govern and such rights and assets shall nonetheless be deemed transferred to Buyer at Closing. It is mutually acknowledged that the Schedules to Section 1.1 are to be prepared as of the Determination Date, and consequently the Assets so identified may vary on the Closing Date because of the ongoing operations of the Projects. Further, because the Determination Date will occur following the execution of this Agreement, the omission of such Schedules until such time on or shortly after the Determination Date as they have been completed and the parties have agreed on their contents shall not impair the effectiveness of this Agreement.

     1.3 Excluded Assets. Seller shall not sell or assign to Buyer, and Buyer shall not purchase or accept assignment from Seller of, the assets identified in
Schedule 1.3 (the "Excluded Assets").



                                   Section 2

                           ASSUMPTION OF LIABILITIES

     2.1 Enumeration of Assumed Liabilities. At and after the Closing, Buyer shall assume and agree to pay or perform only the liabilities and obligations of Seller that arise out of the Assets and/or are expressly identified in this
Section 2.1 (the "Assumed Liabilities") or are represented by any other covenant, agreement, or indemnity of Buyer in this Agreement or the other agreements and instruments to be executed and delivered by Buyer in connection with this Agreement. Subject to the express exclusions set forth in Section 2.2, the Assumed Liabilities shall consist of the following:

          a. Trade Payables. All accrued trade payables of Seller arising out of the Assets as set forth in Schedule 2.1.a.

          b. Accrued Taxes. All of Seller's liability for Israeli tangible or intangible property taxes.

          c. Contracts. All payment and performance obligations arising out of or relating to the Contracts.

          d. Employee Liabilities. Any employee liabilities relating to present and past employees of the Seller with respect to plans, programs, policies, commitments, and other benefit entitlement established or existing on or prior to Closing (whether or not such liabilities are accrued or payable at Closing, and whether or not such liabilities are contingent in nature), including, without limitation:

                    (i)  Any liability or obligation for workers' compensation.

                    (ii) Any current or future liabilities to employees retiring on, before, or after Closing, and their dependents.

                    (iii) Any current or future liabilities for benefits that may have been accrued or earned by any employees associated with the Seller's business on or before Closing under any pension, provident or management insurance, or continuing education fund plans relating to service prior to the Closing Date.

                    (iv) Any current of future liabilities for claims incurred prior to Closing and related expenses with respect to any employees associated with the Seller's business under any welfare or disability plans established or existing at or prior to Closing, regardless of when filed with Buyer, Seller, or the claims administrator for any such plan.

                    (v) Any retrospective premium on pension, savings, thrift, or profit-sharing plan contribution relating to any employees associated with Seller's business incurred or accrued prior to the Closing Date, regardless of when invoiced or recorded.

                    (vi) Any monetary liability for severance payments that may arise at any time in favor of any of Seller's employees under any plan, program, policy, commitment, or other benefit entitlement, or by reason of law.

                    (vii) Any liability for outstanding leave pay or any other payments owing to any employee pursuant to any personal or collective agreement or any extension order.

     2.2 Liabilities Not Assumed. Without in any way expanding the specificity and limitation of Section 2.1, Buyer shall not assume or be responsible for any of the following liabilities or obligations expressly identified in this Section
2.2 (the "Excluded Liabilities"):

          a. Violations of Law. Any liability or obligation resulting from violations of any applicable laws or regulations by Seller prior to the Closing Date.

          b. Incidents to Excluded Assets. Any liability or obligation associated with any of the Excluded Assets.

          c. Litigation. Any claim or litigation pending against Seller at the time of the execution of this Agreement.

          d. Liabilities Assumed by Buyer's Parent. Any liability or obligation of Seller assumed by LRK pursuant to the agreement between Seller and LRK, dated November 10, 1999.

     2.3 Intent of the Parties. Although the Schedules to this Agreement are intended to be complete, to the extent any liabilities of Seller arise out of the Assets or are otherwise related to the Assets, but are not properly itemized or do not appear on the applicable Schedules where required, then, unless this Agreement otherwise specifically provides otherwise, the general language of
Section 2.1 shall govern and such liabilities, known or unknown, contingent or otherwise, shall nonetheless be deemed assumed by Buyer at Closing. It is mutually acknowledged that the Schedules to Section 2.1 are to be prepared as of the Determination Date, and consequently the Assumed Liabilities so identified may vary on the Closing Date because of the effect of the ongoing operations of the Projects. Further, because the Determination Date will occur following the execution of this Agreement, the omission of such Schedules until such time on or shortly after the Determination Date as they have been completed and the parties have agreed on their contents shall not impair the effectiveness of this Agreement.

                                   Section 3

                               PRICE AND PAYMENT

     3.1 Purchase Price. The aggregate purchase price for the Assets (the "Purchase Price") shall be the value of the Assumed Liabilities, together with $77,293 plus Value Added Tax ("VAT").

     3.2  Method of Payment.

          a. On the Closing Date, Buyer shall deliver to Seller an agreement, substantially in the form attached hereto as Exhibit A, pursuant to which Buyer assumes the Assumed Liabilities (the "Assignment and Assumption Agreement"); and

          b. Within fourteen (14) days of the Closing Date, Buyer shall transfer to the Seller's bank account held at Bank Leumi Leyisrael Ltd. under account number 11220036 the amount of $72,340 plus VAT.


                                   Section 4

                   REPRESENTATIONS AND WARRANTIES OF SELLER


     Seller hereby represents and warrants to Buyer as follows:

     4.1 Organization. Seller is a company validly existing under the laws of the State of Israel with the corporate power and authority to conduct its business (including the Projects) and to own and lease its properties and assets (including the Assets) and, as to the use and ownership of the Assets specifically, is duly qualified or licensed to do business in the State of Israel.

     4.2 Power and Authority. Seller has the power and authority to execute, deliver, and perform this Agreement and the other agreements and instruments to be executed and delivered by it in connection with the transactions contemplated hereby and thereby, has taken all necessary corporate action to authorize the execution and delivery of this Agreement and such other agreements and instruments and the consummation of the transactions contemplated hereby and thereby. This Agreement is, and the other agreements and instruments to be executed and delivered by Seller in connection with the transactions contemplated hereby shall be, the legal, valid, and binding obligations of Seller, enforceable in accordance with their terms.

     4.3 No Conflict. Neither the execution and delivery of this Agreement and the other agreements and instruments to be executed and delivered in connection with the transactions contemplated hereby or thereby, nor the consummation of the transactions contemplated hereby or thereby, will violate or conflict with
(1) any law, regulation, ordinance, zoning requirement, governmental restriction, order, judgment, or decree applicable to Seller or the Assets, (2) any provision of the Articles of Association or other governing or organizational instrument of Seller, or (3) except insofar as Required Contract Consents, as defined below, are to be procured prior to Closing, any mortgage, indenture, license, instrument, trust, contract, agreement, or other commitment or arrangement to which Seller is a party or by which Seller or any of the Assets is bound.

     4.4 Required Government Consents. No approval, authorization, certification, consent, variance, permission, license, or permit to or from, or notice, filing, or recording to or with, any governmental authorities is necessary for the execution and delivery of this Agreement and the other agreements and instruments to be executed and delivered in connection with the transactions contemplated hereby or thereby by Seller or the consummation by Seller of the transactions contemplated hereby or thereby, or the ownership and use of the Assets (including by Buyer).

     4.5 Contract Consents. No approval, authorization, consent, permission, or waiver to or from, or notice, filing, or recording to or with, any person is necessary for (1) the execution and delivery of this Agreement and the other agreements and instruments to be executed and delivered in connection with the transactions contemplated hereby or thereby by Seller or the consummation by Seller of the transactions contemplated hereby; (2) the transfer and assignment to Buyer at Closing of the Contracts, or the Insurance Policies, or (3) the ownership and use of the Assets (including by Buyer).

     4.6 Good and Marketable Title. Buyer at Closing shall obtain good and marketable title to all of the tangible Assets free and clear of all title defects, liens, restrictions, claims, charges, security interests, or other encumbrances of any nature whatsoever, including any mortgages, leases, chattel mortgages, conditional sales contracts, collateral security arrangements, or other title or interest retention arrangements.

     4.7 Condition of Property. All of the tangible Assets are in good operating order, condition, and repair, ordinary wear and tear excepted, and are suitable for use in the ordinary course.

     4.8 Contracts. The Contracts listed in Schedule 1.1.b are valid, binding, and enforceable in accordance with their terms and are in full force and effect. To the best of Seller's knowledge, there are no existing defaults by Seller under any such contracts and no act, event, or omission has occurred that, whether with or without notice, lapse of time, or both, would constitute a default thereunder.

     4.10 Accounts Receivable. All Accounts Receivable are fully collectible within the customary collection cycle, subject only to bad debts. All Accounts Receivable call for payment to be made within at least ninety (90) days to the principal office of the Seller or otherwise in accordance with Israeli law.


     4.11 Conduct of Business.

          a. Ordinary Course of Business: No Removal or Disposal of Assets. Seller has operated its business in the ordinary course consistent with past practices, and has not removed or disposed of any Assets as of September 30, 1999 except in the ordinary course.

          b. No Material Adverse Change. Since September 30, 1999, there has been no material adverse change in the Assets.

          c. Absence of Particular Events. Since September 30, 1999, Seller has not (1) suffered any damage or destruction adversely affecting the Assets in the amount of $1,000 in any one instance; (2) increased the compensation payable or to become payable to employees of Seller having annual earnings in excess of $100,000 per year or declared any bonus; (3) incurred any liability or obligation relating to the Assets other than in the ordinary course consistent with past practice; (4) made any change in any method, practice, or principle of accounting involving the Assets; (5) paid, loaned, or advanced any material monetary amount or other asset to, or sold, transferred, or leased any asset to, any employee except for normal compensation involving salary and benefits; or
(6) agreed to take any action described in this Section 4.11.c.

     4.12 Litigation. Except as set forth in Schedule 4.12, no claim, action, suit, proceeding, inquiry, hearing, arbitration, administrative proceeding, or investigation (collectively, "Litigation") is pending, or, to Seller's best knowledge, threatened against Seller, its present or former directors, officers, or employees, or any party to any Contract, affecting, involving, or relating to any of the Assets. Except as set forth in Schedule 4.12, no Litigation has been brought within the last three years against Seller affecting, involving, or relating to any of the Assets. Seller knows of no facts that could reasonably be expected to serve as the basis for Litigation against itself (or the Buyer upon acquisition of the Assets),its present or former directors, officers, or employees, or any party to the, affecting, involving, or relating to the Assets.

     4.13 Compliance With Laws. There is no outstanding or, to Seller's best knowledge, threatened order, writ, injunction, or decree of any court, governmental agency, or arbitration tribunal against Seller affecting, involving, or relating to the Assets. Seller is not in violation of any applicable federal, state, or local law, regulation, ordinance, zoning requirement, governmental restriction, order, judgment, or decree affecting, involving, or relating to the Assets except where noncompliance has no material adverse effect upon the Assets, and Seller has received no notices of any allegation of any such violation. The foregoing shall be deemed to include laws and regulations relating to patent, copyright, trademark, trade secret and unfair competition laws, and to all other applicable laws, including equal opportunity, wage and hour, and other employment matters, and antitrust and trade regulation laws.

     4.14 Personnel and Compensation

          a. List of Personnel. Seller shall have delivered to Buyer prior to Closing a true and complete list of the names and current compensation levels of
(1) all salaried or annual employees and (2) all consultants involved in its business, to be set forth in Schedule 4.14.a.

          b. Compensation, etc. Except as set forth in Schedules 4.14.a. and 4.14.c., Seller is not subject to, and has no obligation under, any employment, consulting, or collective bargaining contracts, deferred compensation, pension, profit-sharing, bonus, stock option, stock appreciation, stock purchase, or other nonqualified benefit or compensation commitments, benefit plans, arrangements, or plans, including any welfare plans, fringe benefit arrangements, of or pertaining to the present or former employees involved in the Seller's business. Except as set forth in Schedule 2.1.a, Seller has complied with all of its obligations under the foregoing in all material respects.

          c. Employee Benefit Plans. Schedule 4.14.c identifies all of the retirement, provident, pension, management insurance, savings and continuing education fund plans, by plan name and plan year, that Seller has established for the benefit of persons who are or were involved in the Seller's business (the "Plans"). Subsequent to the Closing, the Plans and their administration shall become the sole responsibility of Buyer.

          d. Compliance with Laws. To the best of Seller's knowledge, Seller is in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and occupational safety and health pertaining to the employees involved in the Seller's business. There is no labor strike, dispute, slowdown, or stoppage pending or threatened against Seller. Apart from the litigation described in
Schedule 4.12.a, to the best of Seller's knowledge, there are no charges, investigations, administrative proceedings, or formal complaints of discrimination pending or, to the knowledge of Seller before any agency or court against Seller, and, to the knowledge of the Seller, no basis for any such charge, investigation, administrative proceeding, or complaint exists.

     4.15 Insurance Policies. Schedule 1.1.f lists all Insurance Policies relating to the Seller's business or the Assets in force as of the Determination Date, naming Seller as an insured or beneficiary or as a loss-payable payee or for which Seller has paid or is obligated to pay all or part of the premiums. Seller has not received notice of any pending or threatened termination or retroactive premium increase with respect thereto; and Seller is in compliance with all conditions contained therein, the noncompliance with which could result in termination of insurance coverage or increased premiums for prior or future periods. There are no pending material claims against such insurance by Seller as to which insurers have denied liability or are defending under any reservation of rights, and, to the knowledge of Seller, there exists no material claim under such insurance that has not been properly filed by Seller.

     4.16 Broker's or Finder's Fees. Seller has not authorized any person to act as broker or finder or in any other similar capacity in connection with the transactions contemplated by this Agreement in any manner that may or will impose liability on Buyer.

     4.17 Schedules Yet to Be Prepared. The Schedules to be prepared as of the Determination Date shall be true and complete when submitted for inclusion in this Agreement and shall set forth all information sought by this Agreement with respect thereto.

     4.18 Disclosure. No representation, warranty, or statement made by Seller in this Agreement or in any document or certificate furnished or to be furnished to Buyer pursuant to this Agreement contains or will contain any untrue statement or omits or will omit to state any fact necessary to make the statements contained herein or therein not misleading. Seller has disclosed to Buyer all facts known or reasonably available to Seller that are material to the Assets and the Assumed Liabilities.

     4.19 Truth at Closing. All of the representations, warranties, and agreements of Seller contained in this Article IV shall be true and correct and in full force and effect on and as of the Closing Date.

     4.20 Materiality Defined. For purposes of this Agreement, each reference to any material adverse effect upon the Assets, or any other reference to a material item or circumstance, shall be construed to include any act, omission, event, or circumstances that would entail loss, liability, damage, or expense to Buyer (with respect to the rights and benefits expected by Buyer to be obtained under this Agreement) of $50,000 in any single instance, whether under one or more representations, warranties, covenants, or agreements contained herein, or $200,000 in the aggregate, taken as a whole under all representations, warranties, covenants, and agreements contained herein.

     4.21 Disclaimer. Except as expressly set forth in this Agreement or in any document, certificate, agreement, or other instrument furnished or to be furnished to Buyer pursuant to this Agreement, SELLER MAKES NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO THE ASSETS, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

                                   Section 5

                    REPRESENTATIONS AND WARRANTIES OF BUYER


     Buyer hereby represents and warrants to Seller as follows:

     5.1 Organization. Buyer is a corporation validly existing and in good standing under the laws of the State of Delaware with the corporate power and authority to conduct its business and to own and lease its properties and assets. Buyer is duly qualified or licensed to do business and is in good standing as a foreign corporation in each state in which the failure to be so qualified or licensed would have a material adverse effect on its financial condition or operations.

     5.2 Power and Authority. Buyer has the power and authority to execute, deliver, and perform this Agreement and the other agreements and instruments to be executed and delivered by it in connection with the transactions contemplated hereby and thereby, and Buyer has taken all necessary corporate action to authorize the execution and delivery of this Agreement and such other agreements and instruments and the consummation of the transactions contemplated hereby and thereby. This Agreement is, and, when such other agreements and instruments are executed and delivered, the other agreements and instruments to be executed and delivered by Buyer in connection with the transactions contemplated hereby and thereby shall be, the legal, valid, and binding obligation of Buyer, enforceable in accordance with their terms.

     5.3 Broker's or Finder's Fees. Buyer has not authorized any person to act as broker, finder, or in any other similar capacity in connection with the transactions contemplated by this Agreement.

     5.4 No Conflict. Neither the execution and delivery by Buyer of this Agreement and of the other agreements and instruments to be executed and delivered by Buyer in connection with the transactions contemplated hereby or thereby, nor the consummation by Buyer of the transactions contemplated hereby or thereby will violate or conflict with (1) any law, regulation, ordinance, governmental restriction, order, judgement, or decree applicable to Buyer, or
(2) any provision of any charter, bylaw, or other governing or organizational instrument of Buyer.

                                   Section 6

                   CONDUCT OF THE PROJECTS PRIOR TO CLOSING

     6.1 Course of Business. Seller shall conduct the Projects diligently and substantially in the same manner as heretofore conducted, and Seller shall not institute any new methods of accounting or operation or engage in any transaction or activity, enter into any agreement, or make any commitment, except in the ordinary course of such business and consistent with past practice.

     6.2 Organization. Seller shall use its best efforts to preserve the Assets intact and to preserve for Buyer its relationship with licensors, consultants, suppliers, and others having regular business relations with it.

     6.3 Prohibited Actions. In no event, without the prior written consent of Buyer, shall Seller:

          a. Liens. Permit any of the Assets to be subjected to any mortgage, pledge, lien, or encumbrance, except for Permitted Liens.

          b. Disposition of Assets. Waive any claims or rights of substantial value respecting the Assets, or sell, transfer, or otherwise dispose of any of the Assets, except in the ordinary course of business and consistent with past practice.

          c. Increases in Compensation. Increase the compensation of officers, employees, or consultants, except in the ordinary course of business.

     6.4 Insurance; Property. Seller shall maintain the Insurance Policies in effect and shall at all times continue to insure all property constituting the Assets against all ordinary and insurable casualty risks.

     6.5 No Default. Seller shall not perform any act or omit to perform any act, or permit any act or omission, that will cause a breach or default of any covenant, agreement, warranty, or representation in this Agreement.

                                   Section 7

                COVENANTS OF SELLER AND BUYER PRIOR TO CLOSING

     7.1 Access. From the date of this Agreement to the Closing Date, Seller shall (1) provide Buyer with such information as Buyer may from time to time reasonably request with respect to the transactions contemplated by its Agreement; (2) provide Buyer and its officers, counsel, and other authorized representatives access during regular business hours and upon reasonable notice to the books, records, and offices of Seller, as Buyer may from time to time reasonably request; and (3) permit Buyer to make such inspections thereof as Buyer may reasonably request. Any investigation shall be conducted in such a manner as not to interfere unreasonably with the operation of the business of Seller.

     7.2 Updating of Information. From the date of this Agreement to the Closing Date, Seller shall deliver revised or supplementary schedules to this Agreement, containing accurate information as of the Closing Date, in order to enable Buyer to confirm the accuracy of Seller's representations and warranties and otherwise to give full effect to the provisions of this Agreement. Such revised or supplementary schedules shall not modify or be deemed part of this Agreement unless agreed by Buyer in writing with reference to the specific schedules to be so treated. Provided that the Schedules prepared as of the Determination Date are true and correct when submitted for inclusion, the foregoing obligation to furnish updated information shall apply to such Schedules only insofar as material events or changes occur such as to make the contents of such schedules unreliable or misleading.

     7.3 Third-Party Certificates. Seller shall use its best efforts to procure for the benefit of Buyer consent, assignment, and/or estoppel certificates in such form, from such third parties, and with respect to such Assets to be assigned to Buyer at Closing as Buyer may specify on or before Closing.

                                   Section 8

                      CONDITIONS TO SELLER'S OBLIGATIONS

     Each of the obligations of Seller to be performed hereunder shall be subject to the satisfaction (or waiver by Seller) at or prior to the Closing Date of each of the following conditions:

     8.1 Representations and Warranties True at Closing Date. Buyer's representations and warranties contained in this Agreement shall be true on and as of the Closing Date with the same force and effect as though made on and as of such date and Buyer shall have complied with the covenants and agreements set forth herein to be performed by it on or before the Closing Date.

     8.2 Litigation. No Litigation shall be threatened or pending against Buyer or Seller before any court or governmental agency that, in the reasonable opinion of counsel for Seller, could result in the restraint or prohibition of any such party, or the obtaining of damages or other relief from such party, in connection with this Agreement or the consummation of the transactions contemplated hereby.

     8.3 Documents Satisfactory in Form and Substance. All agreements, certificates, and other documents delivered by Buyer to Seller hereunder shall be in form and substance satisfactory to counsel for Seller, in the exercise of such counsel's reasonable judgment.

                                   Section 9

                       CONDITIONS TO BUYER'S OBLIGATIONS

     Each of the obligations of Buyer to be performed hereunder shall be subject to the satisfaction (or the waiver by Buyer) at or prior to the Closing Date of each of the following conditions:

     9.1 Representations and Warranties True at Closing Date. Seller's representations and warranties contained in this Agreement shall be true on and as of the Closing Date with the same force and effect as though made on and as of such date and Seller shall have complied with the covenants and agreements set forth herein to be performed by it on or before the Closing Date.

     9.2 Performance. Seller shall have performed and complied with all agreements, obligations, and conditions required by this Agreement to be performed or complied with by it on or prior to the Closing.

     9.3 Investigations. Neither any investigation of Seller by Buyer, nor the Schedules hereto, nor any other document delivered to Buyer as contemplated by this Agreement, shall have revealed any facts or circumstances that, in the good faith judgment of Buyer, reflect in a material adverse way on the Assets or the Assumed Liabilities.

     9.4 Consents. All Required Government Consents and Required Contract Consents, to the extent required, shall have been obtained.

     9.5 No Litigation. No Litigation shall be threatened or pending against Buyer or Seller before any court or governmental agency that, in the reasonable opinion of counsel for Seller, could result in the restraint or prohibition of any such party, or the obtaining of damages or other relief from such party, in connection with this Agreement or the consummation of the transactions contemplated hereby.

     9.6 No Material Adverse Change. From the date of this Agreement until the Closing Date, Seller shall not have suffered any material adverse change (whether or not such change is referred to or described in any supplement to the Schedules) to the Assets or the Assumed Liabilities.


                                  Section 10

                                    CLOSING

     10.1 Closing.  Unless this Agreement is first terminated as provided in
Article XV, the closing of the purchase and sale of the Assets and the transfer and assumption of the Assumed Liabilities (the "Closing") shall take place at the offices of Seller at 9.00 o'clock (1) on the first date on or after November _____, 1999, that falls one (1) business day after all conditions to Closing have been satisfied or duly waived, or (2) on such other time, date, and place as the parties may agree in writing (the "Closing Date").

     10.2 Actions at Closing. At Closing, Buyer and Seller shall take the following actions, in addition to such other actions as may otherwise be required under this Agreement:

          a. Conveyance Instruments. Seller shall deliver to Buyer such warranty deeds, bills of sale, assignments, and other instruments of conveyance and transfer as Buyer may reasonably request to effect the assignment to Buyer of the Assets.

          b. Payment. Buyer shall transfer the amount of $185,772 to the Seller's bank account as detailed in Section 3.2(b) and shall deliver to Seller an assumption agreement pursuant to which Buyer assumes and agrees to pay and perform the Assumed Liabilities.

          c. Board and Shareholder Resolutions. Each party shall furnish to the other certified copies of appropriate resolutions of the board of directors and shareholders (if required) of each party required to implement the transactions contemplated by this Agreement.

          d. Transfer of Plans. The Seller shall transfer the Plans maintained by the Seller for the benefit of its employees to the Buyer and shall all such things as may be necessary to procure such transfer.

     10.3 Further Assurances. At and after the Closing, without further consideration, Seller shall take all such other action and shall procure or execute, acknowledge, and deliver all such further certificates, conveyance instruments, consents, and other documents as Buyer or its counsel may reasonably request (1) to vest in Buyer, and perfect and protect Buyer's right, title, and interest in, and enjoyment of, the Assets or (2) to ensure more effectively the compliance of Seller with its agreements, covenants, warranties, and representatives under this Agreement.

                                  Section 11

                COVENANTS OF SELLER AND BUYER FOLLOWING CLOSING

     11.1 Tax Matters.

          a. Seller's Right and Responsibility for Preclosing Tax Matters. Seller shall have the right and responsibility to direct the handling of all tax matters affecting or relating to the conduct of the Projects prior to the Closing Date, including the prosecution of all administrative and judicial remedies, the settlement of all issues, and the execution of agreements, consents, or waivers, extending the statute of limitations.

          b. Buyer's Cooperation. Buyer shall provide Seller such assistance as it may reasonably request in connection with matters relating to taxes, including information with respect to Seller's preparation of any returns of taxes, any audit or other examination by any taxing authority, any judicial or administrative proceeding relating to Seller's liability for taxes, or any claims arising hereunder respecting the Projects. Buyer shall retain and provide Seller with records or information which may be relevant to any such return, audit, examination, proceeding, or determination, and Buyer shall retain all such books and records for so long as necessary in keeping with applicable statutes of limitations.

     11.2 Transfer Taxes. All sales, transfer, and similar taxes and fees (including all recording fees, if any) incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by Buyer and Buyer shall file all necessary documentation with respect to such taxes.

     11.3 No-Compete. For a period of five (5) years after the Closing Date, Seller shall not engage in the business of acquiring, developing, marketing, distributing, licensing, any project similar to, competitive with, or substitutable for, the Projects, anywhere in the world, except as a customer or authorized distributor of Buyer or otherwise with Buyer's consent (which may be withheld in Buyer's sole discretion). Seller acknowledges and agrees that the current market for the Projects extends throughout the entire world and it is therefore reasonable to prohibit Seller from competing with Buyer anywhere in such territory. Seller shall not engage in any such activity, directly or indirectly, on its own behalf or in the service of or on behalf of others.


                                  Section 12

                                CONFIDENTIALITY

     12.1 Confidentiality Obligation of Buyer Prior to Closing. Until Closing (and, if this Agreement is terminated for any reason, forever thereafter), Buyer shall, and shall use its best efforts to cause its personnel and agents to, hold in strict confidence, not disclose to any person without the prior written consent of Seller, and not use in any manner except in connection with the transactions contemplated hereby, any confidential business or technical information obtained from Seller in connection with the transactions contemplated hereby concerning the Projects or the Assets. This obligation shall cease to apply to Buyer upon the occurrence of Closing. In the event that this Agreement terminates for any reason, Buyer shall return to Seller or destroy all materials in its possession containing any such confidential information, including all copies, extracts, adaptations, and transcriptions thereof.

     12.2 Confidentiality Obligation of Seller Following Closing. Following the occurrence of Closing, Seller shall, and shall use its best efforts to cause its personnel and agents to, hold in strict confidence, not disclose to any person without the prior written consent of Buyer, and not use in any manner whatsoever, any confidential business or technical information remaining in its possession concerning the Projects or the Assets. Promptly following Closing, Seller shall surrender to Buyer or destroy all materials remaining in its possession containing any such confidential information, including all copies, extracts, adaptations, and transcriptions thereof.

     12.3 Permitted Disclosures. Notwithstanding Sections 12.1 and 12.2, either party may disclose confidential information (1) where necessary to any regulatory authorities or governmental agencies pursuant to legal process or (2) if required by court order or decree.

     12.4 Scope of Confidential Information. For purposes of this Agreement, information shall not be deemed confidential (1) if such information is available in full from public sources; (2) if such information is received from a third party not under an obligation to keep such information confidential; or
(3) if the recipient can conclusively demonstrate that such information was independently developed by the recipient.

                                  Section 13

                         TERMINATION PRIOR TO CLOSING

     13.1 Termination of Agreement. This Agreement may be terminated at any time prior to the Closing by:

          a.   Mutual Consent. By the mutual consent of Buyer and Seller;

          b. Deadline. By Buyer or Seller, in writing, without liability, if the Closing shall not have occurred on or before November 30, 1999; or

          c. Material Breach. By Buyer or Seller in writing, without liability, if the other party shall (1) fail to perform in any material respect its agreements contained herein required to be performed by in on or prior to the Closing Date or (2) materially breach any of its representations, warranties, agreements, or covenants contained herein, provided that such failure or breach is not cured within ten (10) days after such party has been notified of the other party's intent to terminate this Agreement pursuant hereto.

     13.2 Termination of Obligations. Termination of this Agreement pursuant to this Article XIII shall terminate all obligations of the parties hereunder, except for the obligations set forth in Article XII.


                                  Section 14

                                  ARBITRATION


     14.1 Appointment of Arbitrator. The parties shall endeavour in good faith to resolve amicably any dispute concerning this Agreement. In the event that any such dispute is not amicably resolved, it shall be resolved by binding arbitration before a single arbitrator. In the absence of agreement by the parties hereto to the appointment of the arbitrator, either party hereto may apply to the Chairman of the Jerusalem Bar Association with a request to make such appointment. The appointment made by the said Chairman shall be binding on the parties hereto. The arbitrator shall be bound by substantive applicable law and shall state in writing the reasons for his award/decision. In connection with any arbitration hereunder, the attorneys (or attorneys in any law firms with which those attorneys are associated) who have represented the parties in connection with the negotiation and/or drafting of this Agreement shall be precluded from serving as an arbitrator, even if designated by the parties; and shall not be precluded from (a) submitting expert or other testimony; or (b) representing any of those same parties in the arbitration or any related proceedings.

     14.2 Language and Location of Arbitration. Any arbitration hereunder shall be conducted in English, and the arbitrator shall sit in Jerusalem unless otherwise agreed by the parties. Nothing in the preceding sentence shall preclude the taking of evidence in a place other than Jerusalem (or such other place as is agreed) if the arbitration panel deems that appropriate.

     14.3 Cooperation. In the event that any party to this Agreement is not a formal participant in an arbitration proceeding hereunder, such party shall cooperate with any reasonable request, from the arbitrator or from any participant in such arbitration proceeding, for the producing of evidence. The arbitrator will be entitled to request the submission of expert testimony.

     14.4 Recourse to Court. Nothing in Article XIV shall preclude any party from making an appropriate application to a court of competent jurisdiction for injunctive or other equitable relief ancillary to the arbitration proceeding.

     14.5 Confidentiality of Arbitration. Unless the participants in an arbitration proceeding hereunder and the party producing evidence otherwise agree in writing, the arbitrator and the participants in an arbitration proceeding hereunder shall take all reasonable steps to ensure the confidentiality of all evidence produced in connection with any such arbitration proceeding. As used in this clause, "evidence" includes documents and testimony (whether written or oral), and "producing evidence" includes giving, providing, or otherwise furnishing evidence.


                                  Section 15

                                 MISCELLANEOUS

     15.1 Entire Agreement. This Agreement (including the Schedules), and the other certificates, agreements, and other instruments to be executed and delivered by the parties in connection with the transactions contemplated hereby; constitute the sole understanding of the parties with respect to the subject matter hereof. No amendment, modification, or alteration of the terms or provisions of this Agreement shall be binding unless the same shall be in writing and duly executed by the parties hereto.

     15.2 Parties Bound by Agreement; Successors and Assigns. The terms, conditions, and obligations of this Agreement shall inure to the benefit of and be binding upon the parties hereto and the respective successors and assigns thereof. Without the prior written consent of the other party, Buyer may assign its rights, duties, or obligations hereunder or any part thereof to any other person or entity, which shall thereupon become Buyer, provided that at the time of such assignment Buyer unconditionally and irrevocably guarantees the payment and performance of any duties or obligations so assigned.

     15.3 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument.

     15.4 Headings. The headings of the Sections and paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction hereof.

     15.5 Modification and Waiver. Any of the terms or conditions of this Agreement may be waived in writing at any time by the party that is entitled to the benefits thereof. No waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provision hereof (whether or not similar).

     15.6 Expenses. Seller and Buyer shall each pay all costs and expenses incurred by it or on its behalf in connection with this Agreement and the transactions contemplated hereby, including fees and expenses of its own financial consultants, accounts, and counsel.

     15.7 Notices. Any notice, request, instruction, or other document to be given hereunder by any party hereto to any other party hereto shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, if to Seller to:

     Partec, Ltd.
     216 Jaffa Road
     Jerusalem 94383 Israel
     Attention: Morris Laster


if to Buyer to:

     B. R. T. Biopharmaceuticals, Ltd.
     216 Jaffa Road
     Jerusalem 94383 Israel
     Attention: General Counsel

or at such other address for a party as shall be specified by like notice. Any notice that is delivered personally in the manner provided herein shall be deemed to have been duly given to the party to whom it is directed upon actual receipt by such party (or its agent for notices hereunder). Any notice that is addressed and mailed in the manner herein provided shall be conclusively presumed to have been duly given to the party to which it is addressed at the close of business, local time of the recipient, on the fourth business day after the day it is so placed in the mail.

     15.8 Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Israel without giving effect to the principles of conflicts of law thereof.

     15.9 Public Announcements. Seller and Buyer shall consult with each other before issuing any press releases or otherwise making any public statements with respect to this Agreement and the transactions contemplated hereby. Neither Seller nor Buyer shall issue any such press release or make any public statement without the agreement of the other party, except as such party's counsel advises in writing may be required by law.

     15.10 Third-Party Beneficiaries. With the exception of (1) the parties to this Agreement and (2) the Buyer Group and the Seller Group with respect to the matters inuring to their benefit under Article XIII, there shall exist no right of any person to claim a beneficial interest in this Agreement or any rights occurring by virtue of this Agreement.

     15.11 "Including."   Words of inclusion shall not be construed as terms of
limitation herein, so that references to "included" matters shall be regarded as nonexclusive, noncharacterizing illustrations.

     15.12 References. Whenever reference is made in this Agreement to any Article, Section, or Schedule, such reference shall be deemed to apply to the specified Article or Section of this Agreement or the specified Schedule to this Agreement.

     15.13 Survival of Agreements. All Covenants, agreements, representations, and warranties made herein shall survive the execution and delivery of this Agreement and the Closing.

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed on its behalf on the date indicated.


B.R.T. Biopharmaceuticals, Ltd.


 /s/ Bob Trachtenberg
---------------------------
By: Bob Trachtenberg

Title: Director



Partec Ltd.

 /s/ Morris Laster
----------------------------
By:  Morris Laster
Title: CEO

The schedules and exhibits to this agreement have not been included because they have been otherwise disclosed or because they are not material to an investment decision. Such schedules and exhibits will be furnished to the Commission supplementally upon request.